Exhibit 99.1

For Immediate Release

Contact: Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Receives $15 Million of Capital
From the Small Business Lending Fund

Midland Park, NJ – September 1, 2011 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, today announced that it has received an investment of $15 million through the purchase by the United States Department of the Treasury of the Corporation’s preferred stock effected through the Small Business Lending Fund (the "SBLF").  The SBLF is a voluntary program designed to increase lending to small businesses by providing capital to qualified community banks at favorable rates.

The Corporation used a portion of the SBLF proceeds to repurchase from the Treasury the full balance of $10 million of outstanding preferred shares issued under the Capital Purchase Program (the “CPP”).  Repurchase of the outstanding warrant to purchase our common shares, issued in connection with the CPP, is still under consideration.

"We are pleased to participate in the SBLF," commented Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation.  "As a community bank, we believe small business lending to be a driving factor of the economy.  Providing small business with access to capital fulfills a critical need that ensures small businesses can

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	September 1, 2011

invest, expand and hire in their local communities.  We are proud to note that, as a result of our active and consistent lending to small and mid-sized businesses, we will initially pay the Treasury a dividend rate of 1.0% on our SBLF funds, the most favorable dividend rate available under the SBLF program."

Mr. Van Ostenbridge concluded, "By meeting the credit needs of the small business community and obtaining a lower dividend rate on outstanding preferred shares, everyone benefits – customers and shareholders alike.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank is currently celebrating its twenty–fifth year of operation.  To date, the Bank’s total tithe donations exceed $7.3 million.

We invite you to visit our website at www.asbnow.com for additional information.

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments. For information on factors that could adversely affect our expectations, see “Risk Factors” and other cautionary discussion included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 and in other periodic reports filed with the Securities and Exchange Commission.